Exhibit 99.1

Curtiss-Wright Reports Third Quarter 2016 Financial Results; Maintains Full-Year EPS And Increases Operating Margin Guidance

CHARLOTTE, N.C.--(BUSINESS WIRE)--October 26, 2016--Curtiss-Wright Corporation (NYSE: CW) reported financial results for the third quarter and nine months ended September 30, 2016.

Third Quarter 2016 Highlights

  Earnings per diluted share of $1.02, exceeding expectations;
  Free cash flow of $100 million, resulting in free cash flow conversion of 218%, as defined herein;
  Net sales of $507 million;
  Operating income of $77 million;
  Operating margin of 15.1%, up 300 basis points as compared with the prior period;
  Backlog of $2.0 billion increased 6% from December 31, 2015; and
  Share repurchase of approximately $25 million.

Full-Year 2016 Business Outlook

  Increasing operating margin guidance by 10 basis points to new range of 14.3% to 14.5%, an increase of 100 to 120 basis points compared with pro forma 2015, despite a slight reduction to sales forecast;
  Maintaining expectations for diluted earnings per share (EPS) of $4.00 to $4.15; and
  Maintaining free cash flow guidance range of $300 million to $320 million.

“Our third quarter results were ahead of our expectations, led by strong margin improvement within the Defense and Power segments,” said David C. Adams, Chairman and CEO of Curtiss-Wright Corporation. “This performance was primarily driven by increased profitability on our embedded computing products serving the defense markets, as well as higher margins on the AP1000 program, as we continue to support new nuclear power plant construction in the U.S. and China. Further, Curtiss-Wright’s commitment to ongoing margin improvement initiatives is driving increased profitability and generating significant value for our shareholders, as we continue to mitigate challenging conditions in the nuclear aftermarket and general industrial end markets.”

“Looking at the remainder of 2016, we are raising our full-year operating margin guidance to 14.3% to 14.5%, a 100 to 120 basis point improvement compared with pro forma 2015 results. As a result, we expect to be in the top quartile of our peer group. In addition, we are maintaining our full-year free cash flow guidance range of $300 to $320 million, which reflects strong year-to-date free cash flow and efficient working capital management.”

Third Quarter 2016 Operating Results from Continuing Operations

(In thousands)	3Q-2016	3Q-2015	% Change
Sales	$ 507,092	$ 525,535	(4%)
Operating income	76,573	63,813	20%
Operating margin	15.1%	12.1%	300 bps

Sales

Sales of $507 million in the third quarter decreased $18 million, or 4%, compared to the prior year, primarily reflecting a $14 million decrease in organic sales as well as $4 million, or 1%, in unfavorable foreign currency translation. Third quarter 2016 sales primarily reflect continued lower demand in the energy sector within the Commercial/Industrial segment, as well as lower aftermarket sales in the Power segment. Those decreases were partially offset by higher AP1000 program and naval defense revenues in the Power segment.

From an end market perspective, sales to the defense markets increased 2%, while sales to the commercial markets decreased 7%, compared to the prior year.

Please refer to the accompanying tables for a breakdown of sales by end market.

Operating Income

Operating income in the third quarter was $77 million, an increase of $13 million, or 20%, compared to the prior year. These results reflect higher profitability on our embedded computing products in the Defense segment and on our AP1000 program in the Power segment, as well as a prior year one-time $7 million pension settlement charge that did not recur in 2016. This was partially offset by reduced operating income in the Commercial/Industrial segment resulting from lower sales volumes.

Operating margin was 15.1%, an increase of 300 basis points over the prior year, reflecting higher segment operating income and the benefits of our ongoing margin improvement initiatives, despite lower sales.

Non-segment Expense

Non-segment expenses decreased 65% compared with the prior year, principally due to lower pension expense resulting from the aforementioned prior year pension charge.

Net Earnings

Third quarter net earnings increased 20% compared with the prior year, as higher operating income was partially offset by higher interest expense, which increased by nearly $2 million compared to the prior year. In addition, the effective tax rate for the current quarter was 31.0%, essentially flat compared with the prior year.

Free Cash Flow

(In thousands)	3Q-2016	3Q-2015
Net cash provided by operating activities	$ 110,581	$ 106,579
Capital expenditures	(10,394)	(8,159)
Free cash flow	$ 100,187	$ 98,420

Free cash flow, defined as cash flow from operations less capital expenditures, was $100 million for the third quarter of 2016, an increase of $2 million compared with the prior year. Net cash provided by operating activities increased $4 million to $111 million, primarily due to higher cash earnings and advanced payments in the current year, partially offset by a large income tax refund in the prior year. Capital expenditures increased by $2 million to $10 million, due to increased investment in a facility expansion in the Commercial/Industrial segment.

New Orders and Backlog

New orders of $500 million in the third quarter increased 1% compared to the prior year, as higher orders within the Defense segment were mainly offset by lower orders within the Power segment. Backlog of $2.0 billion increased 6% from December 31, 2015, primarily due to growth in our naval defense businesses.

Other Items – Share Repurchase

During the third quarter, the Company repurchased 287,900 shares of its common stock for approximately $25 million.

Full-Year 2016 Guidance

The Company is updating its full-year 2016 financial guidance as follows:

	Prior Guidance	Current Guidance	Chg vs. 2015
Total sales	$2.12 - $2.17 billion	$2.11 - $2.16 billion	Down 1 - 3%
Operating income	$301 - $313 million	No change	Up 4 - 8%
Operating margin	14.2% - 14.4%	14.3% - 14.5%	Up 100 - 120 bps
Interest expense	$40 - $41 million	No change
Diluted earnings per share	$4.00 - $4.15	No change	Up 7 - 11%
Diluted shares outstanding	45.2 million	No change
Free cash flow	$300 - $320 million	No change	Up 10 - 18%

Notes:
Full-year 2016 growth rates reflect comparisons to 2015 Pro Forma results, which exclude the one-time China AP1000 fee of $20 million recognized in the fourth quarter of 2015.

Additionally, 2016 growth in free cash flow is comparable to adjusted free cash flow for 2015, which excludes the contribution to the Company’s corporate defined benefit pension plan of $145 million in 2015.

A more detailed breakdown of the Company’s 2016 guidance by segment and by market can be found in the accompanying schedules.

Third Quarter 2016 Segment Performance

Commercial/Industrial

(In thousands)	3Q-2016	3Q-2015	% Change
Sales	$ 275,649	$ 292,557	(6%)
Operating income	39,067	40,259	(3%)
Operating margin	14.2%	13.8%	40 bps

Sales for the third quarter were $276 million, a decrease of $17 million, or 6%, over the prior year. Organic sales decreased 5%, excluding $3 million in unfavorable foreign currency translation. In the general industrial market, we experienced a continued reduction in sales of severe-service valves, primarily serving the oil and gas markets, as well as lower sales for industrial vehicle products. Within the commercial aerospace market, sales were up slightly, primarily due to higher actuation systems sales to Boeing, partially offset by lower sales of surface treatment services.

Operating income in the third quarter was $39 million, down 3% from the prior year, while operating margin improved 40 basis points to 14.2%. The decrease in operating income primarily reflects lower sales volumes for industrial valves and surface treatment services. However, improved operating margin was primarily driven by higher profitability for industrial vehicle products, despite lower sales volumes, due to ongoing margin improvement initiatives. In addition, favorable foreign currency translation added $1 million to current quarter operating income.

Defense

(In thousands)	3Q-2016	3Q-2015	% Change
Sales	$ 113,949	$ 117,444	(3%)
Operating income	28,822	25,477	13%
Operating margin	25.3%	21.7%	360 bps

Sales for the third quarter were $114 million, a decrease of $3 million, or 3%, from the prior year. Organic sales decreased 2% from the prior year, excluding approximately $1 million in unfavorable foreign currency translation. In the aerospace defense market, we experienced lower sales of embedded computing products on various fighter jet and Intelligence, Surveillance and Reconnaissance (ISR) programs. In the ground defense market, we experienced higher sales of our ammunition handling systems. Within the commercial aerospace market, we experienced lower revenues for avionics and electronics equipment, primarily due to reduced helicopter demand.

Operating income in the third quarter was $29 million, an increase of $3 million, or 13%, compared to the prior year, while operating margin increased 360 basis points to 25.3%. These improvements in operating income and margin were driven primarily by favorable mix for our defense electronics products, despite flat sales volumes, as well as the benefits of our ongoing margin improvement initiatives. In addition, there were several non-recurring items that favorably impacted margins in the current quarter. These results were partially offset by lower profitability in our commercial avionics and electronics business. Favorable foreign currency translation added approximately $1 million to current quarter operating income.

Power

(In thousands)	3Q-2016	3Q-2015	% Change
Sales	$ 117,494	$ 115,534	2%
Operating income	14,130	13,545	4%
Operating margin	12.0%	11.7%	30 bps

Sales for the third quarter were $117 million, an increase of $2 million, or 2%, from the prior year. In the naval defense market, our results reflect higher development revenues supporting the ramp-up on the new Ohio-class replacement submarine program, as well as higher sales on the Electromagnetic Aircraft Launching System (EMALS) program. Those gains were partially offset by lower revenues on the CVN-79 aircraft carrier program as production is nearing completion. Within the power generation market, higher revenues on the AP1000 program were more than offset by lower aftermarket sales supporting currently operating nuclear reactors.

Operating income in the third quarter was $14 million, an increase of less than $1 million, or 4%, compared to the prior year, while operating margin increased 30 basis points to 12.0%. These results primarily reflect higher profitability on the AP1000 program, partially offset by reduced profitability in the aftermarket power generation business due to lower sales volumes.

Conference Call Information

The Company will host a conference call to discuss third quarter 2016 financial results at 9:00 a.m. EDT on Thursday, October 27, 2016. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company’s website at www.curtisswright.com.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($'s in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2016	2015	$	%	2016	2015	$	%
Product sales	$413,905	$427,732	$(13,827)	(3%)	$1,244,148	$1,313,290	$(69,142)	(5%)
Service sales	93,187	97,803	(4,616)	(5%)	299,218	303,638	(4,420)	(1%)
Total net sales	507,092	525,535	(18,443)	(4%)	1,543,366	1,616,928	(73,562)	(5%)

Cost of product sales	261,488	284,007	(22,519)	(8%)	806,092	864,701	(58,609)	(7%)
Cost of service sales	61,128	56,034	5,094	9%	195,515	193,286	2,229	1%
Total cost of sales	322,616	340,041	(17,425)	(5%)	1,001,607	1,057,987	(56,380)	(5%)

Gross profit	184,476	185,494	(1,018)	(1%)	541,759	558,941	(17,182)	(3%)

Research and development expenses	14,071	15,050	(979)	(7%)	44,467	45,633	(1,166)	(3%)
Selling expenses	26,273	30,247	(3,974)	(13%)	85,025	90,440	(5,415)	(6%)
General and administrative expenses	67,559	76,384	(8,825)	(12%)	210,342	220,778	(10,436)	(5%)

Operating income	76,573	63,813	12,760	20%	201,925	202,090	(165)	0%

Interest expense	10,488	8,972	1,516	17%	30,694	26,953	3,741	14%
Other income, net	483	161	322	NM	818	605	213	NM

Earnings before income taxes	66,568	55,002	11,566	21%	172,049	175,742	(3,693)	(2%)
Provision for income taxes	(20,636)	(16,860)	(3,776)	22%	(53,335)	(54,256)	921	(2%)
Earnings from continuing operations	$45,932	$38,142	$7,790	20%	$118,714	$121,486	$(2,772)	(2%)

Loss from discontinued operations, net of tax	—	(4,258)	4,258	NM	—	(45,874)	45,874	NM

Net earnings	$45,932	$33,884	$12,048	36%	$118,714	$75,612	$43,102	57%

Basic earnings per share
Earnings from continuing operations	$1.04	$0.82			$2.67	$2.58
Earnings from discontinued operations	—	(0.09)			—	(0.97)
Total	$1.04	$0.73			$2.67	$1.61

Diluted earnings per share
Earnings from continuing operations	$1.02	$0.80			$2.63	$2.53
Earnings from discontinued operations	—	(0.09)			—	(0.96)
Total	$1.02	$0.71			$2.63	$1.57

Dividends per share	$0.13	$0.13			$0.39	$0.39

Weighted average shares outstanding:
Basic	44,323	46,366			44,457	47,082
Diluted	44,997	47,395			45,128	48,106

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($'s in thousands, except par value)

	September 30,	December 31,	Change
	2016	2015	%
Assets
Current assets:
Cash and cash equivalents	$452,053	$288,697	57%
Receivables, net	462,004	566,289	(18%)
Inventories	399,638	379,591	5%
Other current assets	49,438	40,306	23%
Total current assets	1,363,133	1,274,883	7%
Property, plant, and equipment, net	387,458	413,644	(6%)
Goodwill	964,446	972,606	(1%)
Other intangible assets, net	283,670	310,763	(9%)
Other assets	15,277	17,715	(14%)
Total assets	$3,013,984	$2,989,611	1%

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$802	$1,259	(36%)
Accounts payable	133,101	163,286	(18%)
Accrued expenses	116,778	131,863	(11%)
Income taxes payable	6,461	7,956	(19%)
Deferred revenue	196,609	181,671	8%
Other current liabilities	34,264	37,190	(8%)
Total current liabilities	488,015	523,225	(7%)
Long-term debt, net	966,040	951,946	1%
Deferred tax liabilities, net	73,650	54,447	35%
Accrued pension and other postretirement benefit costs	100,999	103,723	(3%)
Long-term portion of environmental reserves	14,534	14,017	4%
Other liabilities	83,731	86,830	(4%)
Total liabilities	1,726,969	1,734,188	0%

Stockholders' equity
Common stock, $1 par value	$49,187	$49,190	0%
Additional paid in capital	134,597	144,923	(7%)
Retained earnings	1,692,026	1,590,645	6%
Accumulated other comprehensive loss	(248,069)	(225,928)	10%
Less: cost of treasury stock	(340,726)	(303,407)	12%
Total stockholders' equity	1,287,015	1,255,423	3%

Total liabilities and stockholders' equity	$3,013,984	$2,989,611	1%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($'s in thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change			Change
	2016	2015	%	2016	2015	%
Sales:
Commercial/Industrial	$275,649	$292,557	(6%)	$840,422	$894,909	(6%)
Defense	113,949	117,444	(3%)	333,301	350,595	(5%)
Power	117,494	115,534	2%	369,643	371,424	0%

Total sales	$507,092	$525,535	(4%)	$1,543,366	$1,616,928	(5%)

Operating income (expense):
Commercial/Industrial	$39,067	$40,259	(3%)	$108,076	$128,801	(16%)
Defense	28,822	25,477	13%	64,276	67,895	(5%)
Power	14,130	13,545	4%	44,872	34,511	30%

Total segments	$82,019	$79,281	3%	$217,224	$231,207	(6%)
Corporate and other	(5,446)	(15,468)	65%	(15,299)	(29,117)	47%

Total operating income	$76,573	$63,813	20%	$201,925	$202,090	0%

Operating margins:
Commercial/Industrial	14.2%	13.8%		12.9%	14.4%
Defense	25.3%	21.7%		19.3%	19.4%
Power	12.0%	11.7%		12.1%	9.3%
Total Curtiss-Wright	15.1%	12.1%		13.1%	12.5%

Segment margins	16.2%	15.1%		14.1%	14.3%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SALES BY END MARKET (UNAUDITED)
($'s in thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change			Change
	2016	2015	%	2016	2015	%
Defense markets:
Aerospace	$77,990	$81,758	(5%)	$215,586	$228,865	(6%)
Ground	19,599	18,522	6%	58,654	61,415	(4%)
Naval	100,054	96,229	4%	297,512	286,113	4%
Other	4,391	1,410	211%	8,185	4,960	65%
Total Defense	$202,034	$197,919	2%	$579,937	$581,353	0%

Commercial markets:
Aerospace	$94,241	$94,476	0%	$299,052	$294,554	2%
Power Generation	89,600	87,371	3%	285,030	294,848	(3%)
General Industrial	121,217	145,769	(17%)	379,347	446,173	(15%)
Total Commercial	$305,058	$327,616	(7%)	$963,429	$1,035,575	(7%)

Total Curtiss-Wright	$507,092	$525,535	(4%)	$1,543,366	$1,616,928	(5%)

Use of Non-GAAP Financial Information (Unaudited)

The Corporation supplements its financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. Curtiss-Wright believes that these non-GAAP measures provide investors with additional insight into the Company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. Curtiss-Wright encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:

Organic Revenue and Organic Operating Income

The Corporation discloses organic revenue and organic operating income because the Corporation believes it provides investors with insight as to the Company’s ongoing business performance. Organic revenue and organic operating income are defined as revenue and operating income excluding the impact of foreign currency fluctuations and contributions from acquisitions made during the last twelve months.

	Three Months Ended
	September 30,
	2016 vs. 2015
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	(5%)	(6%)	(2%)	10%	2%	4%	(3%)	17%
Acquisitions	0%	0%	0%	0%	0%	0%	0%	0%
Foreign Currency	(1%)	3%	(1%)	3%	0%	0%	(1%)	3%
Total	(6%)	(3%)	(3%)	13%	2%	4%	(4%)	20%

	Nine Months Ended
	September 30,
	2016 vs. 2015
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	(5%)	(19%)	(4%)	(12%)	0%	30%	(4%)	(4%)
Acquisitions	0%	0%	0%	0%	0%	0%	0%	0%
Foreign Currency	(1%)	3%	(1%)	7%	0%	0%	(1%)	4%
Total	(6%)	(16%)	(5%)	(5%)	0%	30%	(5%)	0%

Free Cash Flow and Free Cash Flow Conversion

The Corporation discloses free cash flow because it measures cash flow available for investing and financing activities. Free cash flow represents cash available to repay outstanding debt, invest in the business, acquire businesses, return capital to shareholders and make other strategic investments. Free cash flow is defined as cash flow provided by operating activities less capital expenditures. The Corporation discloses free cash flow conversion because it measures the proportion of net earnings converted into free cash flow and is defined as free cash flow divided by net earnings from continuing operations.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net cash provided by (used by) operating activities	$110,581	$106,579	$267,212	$(4,691)
Capital expenditures	(10,394)	(8,159)	(26,127)	(23,848)
Free cash flow	$100,187	$98,420	$241,085	$(28,539)

Pension Payment	—	—	—	145,000

Adjusted free cash flow	$100,187	$98,420	$241,085	$116,461

Free Cash Flow Conversion	218%	258%	203%	96%

CURTISS-WRIGHT CORPORATION
2016 Guidance (from Continuing Operations)
As of October 26, 2016
($'s in millions, except per share data)

	2015 Reported	2015 Pro Forma*	2016 Guidance (Current)
			Low	High
Sales:
Commercial/Industrial	$1,185	$1,185	$1,120	$1,145
Defense	477	477	475	485
Power	543	523	515	530
Total sales	$2,206	$2,186	$2,110	$2,160

Operating income:
Commercial/Industrial	$172	$172	$158	$163
Defense	99	99	96	100
Power	75	55	70	73
Total segments	346	326	324	336
Corporate and other	(35)	(35)	(23)	(24)
Total operating income	$311	$291	$301	$313

Interest expense	$(36)	$(36)	$(40)	$(41)
Earnings before income taxes	275	255	262	272
Provision for income taxes	(83)	(77)	(81)	(84)
Net earnings	$192	$178	$181	$188

Reported diluted earnings per share	$4.04	$3.74	$4.00	$4.15
Diluted shares outstanding	47.6	47.6	45.2	45.2
Effective tax rate	30.1%	30.1%	31.0%	31.0%

Operating margins:
Commercial/Industrial	14.5%	14.5%	14.1%	14.3%
Defense	20.7%	20.7%	20.3%	20.5%
Power	13.8%	10.5%	13.6%	13.8%
Total operating margin	14.1%	13.3%	14.3%	14.5%

Note: Full year amounts may not add due to rounding

* Excludes the one-time China AP1000 fee of $20 million recognized as revenue and operating income in the fourth quarter of 2015. This affects the Power segment and Total Curtiss-Wright.

CURTISS-WRIGHT CORPORATION
2016 Sales Growth Guidance by End Market (from Continuing Operations)
As of October 26, 2016

	(Prior)	(Current)
	2016 % Change vs 2015	2016 % Change vs 2015

Defense Markets
Aerospace	Flat	Flat
Ground	(2 - 4%)	(2 - 4%)
Navy	0 - 2%	6 - 8%
Total Defense (Including Other Defense)	Flat	Up 1% to 3%

Commercial Markets
Commercial Aerospace	Flat	Flat
Power Generation	0 - 2%	(1 - 3%)
General Industrial	(5 - 9%)	(10 - 12%)
Total Commercial	(2 - 4%)	(4 - 6%)

Total Curtiss-Wright Sales	Down 1% to 3%	Down 1% to 3%

Note: Full year amounts may not add due to rounding

* The Company’s full-year 2016 guidance reflects sales growth rates compared to 2015 Pro Forma results, which exclude the one-time China AP1000 fee of $20 million recognized as revenue in the fourth quarter of 2015. This affects 2016 growth rates for Power Generation, Total Commercial and Total Curtiss-Wright sales.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE: CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 8,400 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this press release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of the Company’s acquisitions, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in the competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT:
Curtiss-Wright Corporation
Jim Ryan, 704-869-4621
Jim.Ryan@curtisswright.com